Exhibit 99.1

Montreign Resort Casino to Be Rebranded

A Resorts World Property

Agreement allows Montreign Operating Company to leverage the global gaming and hospitality brand to market its resort casino property

MONTICELLO, N.Y., April 6, 2017 – Montreign Operating Company, LLC (“MOC”), an indirect, wholly-owned subsidiary of Empire Resorts, Inc. (NASDAQ-GM:NYNY) (“Empire” and, together with its subsidiaries, the “Company”), today announced it has entered into a license agreement to rebrand Montreign Resort Casino a Resorts World property. The resort casino MOC is developing part of a $1.2 billion four-season destination resort under construction in the Town of Thompson in Sullivan County, New York. The resort casino, which is designed to meet 5-star and 5-diamond standards, is expected to include an 18-story hotel, a casino floor exceeding 100,000 square feet, which will include a designated VIP/high limit area, and 27,000 square feet of multi-purpose meeting and entertainment space. MOC will continue to operate the resort casino, with the casino scheduled to open to the public in March 2018.

The license agreement grants MOC the right to use the “Resorts World” and “Genting” brand names, marks and logos in connection with the marketing, sales, management and operation of its resort casino, as well as the entertainment village and golf course that subsidiaries of MOC are developing at the resort property. This will enable MOC to leverage the internationally-recognized Resorts World hospitality and casino brand with properties located around the world, including integrated destination resorts located in Kuala Lumpur, Malaysia; Singapore; Bimini, Bahamas; Manila, Philippines; Birmingham, England; New York City, New York; and the newest property currently under construction in Las Vegas, Nevada.

“We are excited to be able to associate our property with the prestigious Resorts World brand established by the leaders of the Genting Group, a multi-national conglomerate that includes a global destination-resort operator with a reputation for being a premier provider of leisure and entertainment services,’’ said Empire’s Executive Chairman of the Board Emanuel Pearlman. “We believe branding our resort casino a Resorts World property will significantly enhance our ability to market the facility and attract visitors, which will provide regional, national and international exposure for Sullivan County and the Catskills region.”

“The Resorts World brand is proudly featured on integrated, destination resorts around the world from the United Kingdom to Singapore. By branding the Company’s resort casino a Resorts World property, the Company will be able to reach a market of existing Resorts World customers worldwide,” said Lim Chee Heong, Chief Operating Officer of Resorts World Inc Pte Ltd, a joint venture company of Genting Berhad. “We are proud to have the brand featured on the only integrated resort casino in New York State.”

About Empire Resorts

The Company was awarded a gaming facility license by the New York State Gaming Commission to develop and operate a resort casino to be located at the site of a four-season destination resort being developed in the Town of Thompson in Sullivan County, approximately 90 miles from New York City. The Company is the sole holder of a gaming facility license in the Hudson Valley-Catskills Area, which consists of Columbia, Delaware, Dutchess, Greene, Orange, Sullivan and Ulster counties in New York State.

The Resorts World-branded resort casino will include an 18-story casino, hotel and entertainment complex with 130 table games, 2,150 state of the art slot machines, a poker room and private gaming salons. Guest amenities will include 332 all-suite luxury rooms, which include 12 penthouse suites, 8 garden suites and 7 two-story villas, two indoor pools, a spa and fitness center – all designed to meet 5-star and 5-diamond standards. Guests will be able to choose from over 10 varied bar and restaurant experiences, including fine dining, and an Italian steakhouse created by celebrity chef Scott Conant. Guest can also enjoy year-round live entertainment at the over 2,000-seat event center, casino bar, restaurants and lounges.

The Company also owns and operates Monticello Casino and Raceway, a 45,000-square foot video gaming machine and harness horseracing facility located in Monticello, New York, approximately 90 miles northwest of New York City.

Further information about the Company is available at www.empireresorts.com and www.monticellocasinoandraceway.com.

Cautionary Statement Regarding Forward Looking Information

This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and our management team, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, levels of spending in business and leisure segments as well as consumer confidence; changes in the competitive environment in the gaming industry and the markets where we operate; whether the Company is judged to have met the hospitality standards necessary to be awarded a 5-diamond rating by the American Automobile Association or a 5-star rating by the Forbes Travel Guide; the ability to meet and maintain compliance with legal and regulatory restrictions on our business, including in relation to our advertising, customer promotion and marketing activities; recognition of and loyalty to the Resorts World and Genting brands; customer preference for competing hospitality and gaming brands operating in our market; the effectiveness of marketing and promotional activity based on the Resorts World and

Genting brands; our ability to adapt to a rapidly changing media environment; our ability to leverage the Resorts World and Genting brands to attract visitors in our market; adverse publicity relating to the Resorts World or Genting brands; whether we execute definitive agreements to join the Genting Rewards customer loyalty alliance; and the Genting Group’s continued investment to maintain, extend and expand the image of the Resorts World and Genting brands through marketing initiatives, including advertising and consumer promotions, and product innovation, over which we have no control. A more complete description of these risks and uncertainties can be found in our filings with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Contact:

Charles A. Degliomini

Empire Resorts, Inc.

(845) 807-0001

cdegliomini@empireresorts.com